Exhibit 99.1

FOR IMMEDIATE RELEASE

VF Corporation Announces Cash Tender Offers for Any and All of Its 6.000% Notes due 2033 and 6.450% Notes due 2037

DENVER – February 3, 2020 – VF Corporation (the “Company”) (NYSE: VFC) today announced the commencement of cash tender offers (each, a “Tender Offer” and collectively, the “Tender Offers”) for any and all of its $300,000,000 aggregate principal amount of outstanding 6.000% Notes due 2033 (the “2033 Notes”) and $350,000,000 aggregate principal amount of outstanding 6.450% Notes due 2037 (the “2037 Notes” and, together with the 2033 Notes, the “Notes”).

The table below summarizes certain information regarding the Notes and terms of the Tender Offers.

Title of Security	CUSIP Numbers	Issuer/Offeror	Principal Amount Outstanding	U.S. Treasury Reference Security	Bloomberg Reference Page	Fixed Spread	Early Tender Payment (1) (2)
6.000% Notes due 2033	918204AR9 918204AQ1 U9222HAC6	V.F. Corporation	$300,000,000	1.750% U.S.T. due 11/15/2029	PX1	115 bps	$30

6.450% Notes due 2037	918204AT5	V.F. Corporation	$350,000,000	2.250% U.S.T. due 8/15/2049	PX1	80 bps	$30

(1)	Per $1,000 principal amount.
(2)

The Total Consideration for Securities (as defined below) validly tendered prior to or at the Early Tender Date (as defined below) and accepted for purchase is calculated using the applicable Fixed Spread (as defined below) and is inclusive of the applicable Early Tender Payment.

The Tender Offers are being made pursuant to an Offer to Purchase, dated February 3, 2020 (the “Offer to Purchase”), which sets forth the terms and conditions of the Tender Offers. The Tender Offers will expire at 11:59 p.m., New York City time, on March 2, 2020, or, in each case, any other date and time to which such Tender Offer is extended (such date and time, as it may be extended with respect to a Tender Offer, the “Expiration Date”), unless earlier terminated. Holders of Notes must validly tender and not validly withdraw their Notes prior to 5:00 p.m., New York City time, on February 14, 2020, (such date and time, as it may be extended with respect to a Tender Offer, the “Early Tender Date”), to be eligible to receive the Total Consideration (as defined below), which is inclusive of the applicable cash amount set forth in the above table under the heading “Early Tender Payment” (the “Early Tender Payment”). Holders of Notes who validly tender their Notes after the Early Tender Date but prior to the Expiration Date will only be eligible to receive the applicable Tender Offer Consideration.

All holders of Notes accepted for purchase will also receive accrued and unpaid interest on Notes validly tendered and accepted for purchase from the applicable last interest payment date up to, but not including, the applicable settlement date.

The applicable consideration (the “Total Consideration”) offered per $1,000 principal amount of Notes of each series validly tendered and accepted for purchase pursuant to the applicable Tender Offer will be determined in the manner described in the Offer to Purchase by reference to the applicable “Fixed Spread” for such Notes specified in the table above plus the applicable yield to maturity based on the bid-side price of the applicable “U.S. Treasury Reference Security” specified in the tables above as quoted on the applicable page on the Bloomberg Bond Trader at 11:00 a.m., New York City time, on the first business day following the Early Tender Date which is expected to be February 18, 2020. The “Tender Offer Consideration” is equal to the Total Consideration minus the Early Tender Payment.

The Tender Offers will expire on the applicable Expiration Date. For Securities that have been validly tendered on or prior to the applicable Early Tender Date, the Company will have the option for settlement to occur on an early settlement date, which is to be determined at the Company’s option and may be as early as the fourth business day after the Early Tender Date, or February 21, 2020, assuming the conditions to the satisfaction of the applicable Tender Offer are satisfied. There can be no assurances that the Company will elect to have an Early Settlement Date to effect an early settlement. The settlement date for Notes that are validly tendered following the Early Tender Date but on or prior to the Expiration Date is expected to be March 3, the first business day following the Expiration Date.

Notes that are validly tendered may be validly withdrawn at any time prior to 5:00 p.m., New York City time, on February 14, 2020 (unless extended, the “Withdrawal Deadline”). After such time Notes may not be withdrawn unless the Company extends the Withdrawal Deadline.

The Company may also from time to time, after completion of the applicable Tender Offer, purchase additional Notes in the open market, in privately negotiated transactions, through tender or exchange offers or otherwise, or the Company may redeem Notes that are redeemable pursuant to their terms.

The Company’s obligation to accept for payment and to pay for the Notes validly tendered in the Tender Offers is not subject to any minimum tender condition but is subject to the satisfaction or waiver of the conditions described in the Offer to Purchase, including the financing condition that the Company shall have closed one or more debt financings resulting in net proceeds in an amount not less than the amount required, upon the terms and subject to the conditions of the applicable Tender Offer, to purchase all the Notes validly tendered and accepted for purchase in the Tender Offers and to pay accrued interest thereon and fees and expenses associated therewith. The Company reserves the right, subject to applicable law, to: (i) waive any and all conditions to the Tender Offers; (ii) extend or terminate the Tender Offers; or (iii) otherwise amend any of the Tender Offers in any respect.

Information Relating to the Tender Offers

Barclays Capital Inc. and Morgan Stanley & Co. LLC are acting as the dealer managers (the “Dealer Managers”) for the Tender Offers. The information agent and tender agent is D.F. King & Co., Inc. (“DFK”). Copies of the Offer to Purchase and related offering materials are available by contacting DFK at (800) 290-6432 (U.S. toll-free) or (212) 269-5550 (banks and brokers). Questions regarding the Tender Offers should be directed to Barclays Capital Inc., Liability Management Group at (212) 528-7581 (collect) or (800) 438-3242 (toll free) or Morgan Stanley & Co. LLC, Liability Management Group at (212) 761-1057 (collect) or (800) 624-1808 (toll-free).

None of the Company or its board of directors, the Dealer Managers, DFK or the trustee with respect to any series of Notes is making any recommendation as to whether holders of Notes should tender any Notes in response to any of the Tender Offers, and neither the Company nor any such other person has authorized any person to make any such recommendation. Holders of Notes must make their own decision as to whether to tender any of their Notes, and, if so, the principal amount of Notes to tender.

This press release shall not constitute an offer to sell, a solicitation to buy or an offer to purchase or sell any securities. The Tender Offers are being made only pursuant to the Offer to Purchase and only in such jurisdictions as is permitted under applicable law.

The full details of the Tender Offers, including complete instruction on how to tender Notes, are included in the Offer to Purchase. The Offer to Purchase contains important information that should be read by holders of Notes before making a decision to tender any Notes. The Offer to Purchase may be obtained from DFK, free of charge, by email at vfc@dfking.com or obtained from DFK, free of charge, by calling toll-free at (800) 290-6432 (bankers and brokers can call collect at (212) 269-5550).

About VF

Founded in 1899, VF Corporation is one of the world’s largest apparel, footwear and accessories companies connecting people to the lifestyles, activities and experiences they cherish most through a family of iconic outdoor, active and workwear brands including Vans®, The North Face®, Timberland® and Dickies®. Our purpose is to power movements of sustainable and active lifestyles for the betterment of people and our planet. We connect this purpose with a relentless drive to succeed to create value for all stakeholders and use our company as a force for good. For more information, please visit vfc.com

Certain statements included in this release are “forward-looking statements” within the meaning of the federal securities laws. Forward-looking statements are made based on our expectations and beliefs concerning future events impacting VF and therefore involve several risks and uncertainties. You can identify these statements by the fact that they use words such as “will,” “anticipate,” “estimate,” “expect,” “should,” and “may” and other words and terms of similar meaning or use of future dates. We caution that forward-looking statements are not guarantees and that actual results could differ materially from those expressed or implied in the forward-looking statements. Potential risks and uncertainties that could cause the actual results of operations or financial condition of VF to differ materially from those expressed or implied by forward-looking statements in this release include, but are not limited to: risks associated with the spin-off of our Jeanswear business completed on May 22, 2019, including the risk that VF will not realize all of the expected benefits of the spin-off; and the risk that the spin-off will not be tax-free for U.S. federal income tax purposes; the risk that there will be a loss of synergies from separating the businesses that could negatively impact the balance sheet, profit margins or earnings of VF. There are also risks associated with the relocation of our global headquarters and a number of brands to the metro Denver area, including the risk of significant disruption to our operations, the temporary diversion of management resources and loss of key employees who have substantial experience and expertise in our business, the risk that we may encounter difficulties retaining employees who elect to transfer and attracting new talent in the Denver area to replace our employees who are unwilling to relocate, the risk that the relocation may involve significant additional costs to us and that the expected benefits of the move may not be fully realized. Other risks include foreign currency fluctuations; the level of consumer demand for apparel, footwear and accessories; disruption to VF’s distribution system; the financial strength of VF’s customers; fluctuations in the price, availability and quality of raw materials and contracted products; disruption and volatility in the global capital and credit markets; VF’s response to changing fashion trends, evolving consumer preferences and changing patterns of consumer behavior, intense competition from online retailers, manufacturing and product innovation; increasing pressure on margins; VF’s ability to implement its business strategy; VF’s ability to grow its international and direct-to-consumer businesses; VF’s and its vendors’ ability to maintain the strength and security of information technology systems; the risk that VF’s facilities and systems and those of our third-party service providers may be vulnerable to and unable to anticipate or detect data security breaches and data or financial loss; VF’s ability to properly collect, use, manage and secure consumer and employee data; stability of VF’s manufacturing facilities and foreign suppliers; continued use by VF’s suppliers of ethical business practices; VF’s ability to accurately forecast demand for products; continuity of members of VF’s management; VF’s ability to protect trademarks and other intellectual property rights; possible goodwill and other asset impairment; maintenance by VF’s licensees and distributors of the value of VF’s brands; VF’s ability to execute and integrate acquisitions; changes in tax laws and liabilities; legal, regulatory, political and economic risks; the risk of economic uncertainty associated with the exit of the United Kingdom from the European Union (“Brexit”) or any other similar referendums that may be held; and adverse or unexpected weather conditions. More information on potential factors that could affect VF’s financial results is included from time to time in VF’s public reports filed with the Securities and Exchange Commission, including VF’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

Contacts

VF Corporation

Joe Alkire, 720-778-4051

Vice President, Corporate Development, Investor Relations and Treasury

or

Craig Hodges, 720-778-4116

Vice President, Corporate Affairs